Appendix A, dated July 24,  2007,  to the Master  Amended and  Restated
         By-Laws for MFS Intermediate Income Trust, dated January 1, 2002 as revised June 23, 2004, and the Master Amended and Restated By-Laws for MFS Intermediate Income Trust, dated January 1, 2002 as revised June 23, 2004 and August 22, 2007, are contained in Post-Effective Amendment No 28 to the Registration Statement of MFS Series Trust XV (File Nos. 2-96738 and 811-4253), as filed with the Securities and Exchange Commission via EDGAR on August 24, 2007, under Rule 485 under the Securities Act of 1933. Such document is incorporated herein by reference.